Exhibit 5.1

June 1, 2022

Terran Orbital Corporation

6800 Broken Sound Parkway, Suite 200

Boca Raton, Florida 33487

Re:	Terran Orbital Corporation

Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Terran Orbital Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1, as amended (File No. 333-264447 (the “Registration Statement”), filed on the date hereof by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the offer and sale from time to time of the following securities: (1) by the Company of: (a) up to 11,499,960 shares (the “Public Warrant Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”), to be issued by the Company upon exercise of the warrants (the “Public Warrants”) in accordance with the terms of the Warrant Agreement, dated as of March 9, 2021 (the “Public and Private Warrant Agreement”), by and between the Company and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agent”); (b) up to 7,800,000 shares (the “Private Placement Warrant Shares”) of Common Stock to be issued by the Company upon exercise of the Private Placement Warrants referred to below in accordance with the terms of the Public and Private Warrant Agreement; and (c) up to 11,055,606 shares (the “Debt Provider Warrant Shares”; and, together with the Public Warrant Shares and the Private Placement Warrant Shares, the “Warrant Shares”) of Common Stock to be issued by the Company upon exercise of the Debt Provider Warrants referred to below in accordance with the terms of such Debt Provider Warrants; (2) by certain selling securityholders of the Company named in the Registration Statement (each, a Selling Securityholder” and collectively, the “Selling Securityholders”) of up to 140,155,860 shares of Common Stock consisting of: (a) up to 5,080,409 outstanding shares of Common Stock (the “Outstanding PIPE Shares”) issued in a private placement pursuant to several subscription agreements, each dated as of October 28, 2021, by and between the Company and the Selling Securityholder named therein; (b) up to 8,100,000 outstanding shares (the “Outstanding Founder Shares”) of Common Stock issued by the Company on March 25, 2022 in connection with the consummation of the Business Combination (as defined in the Registration Statement), in exchange for Class B ordinary shares originally issued in a private placement to Tailwind Two Sponsor LLC (the “Sponsor”) and another Selling Securityholder; (c) up to 94,952,441 shares of Common Stock issued or issuable to certain former stockholders and equity award holders of the Company (the “Legacy Terran Orbital Equity Holders”) in connection with or as a result of the consummation of the Business Combination, consisting of (i) up to 83,481,806 outstanding shares of Common Stock (the “Outstanding Terran Orbital Equity Shares”); (ii) up to 82,616

One Bryant Park | New York, New York 10036-6745 | 212.872.1000 | fax: 212.872.1002 | akingump.com

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shares (the “Option Plan Shares”) of Common Stock issuable upon the exercise of certain options granted pursuant to the Terran Orbital Corporation 2021 Omnibus Incentive Plan (the “Plan”); and (iii) up to 11,388,019 shares (the “RSU Plan Shares”; and, together with the Option Plan Shares, the “Plan Shares”) of Common Stock that certain Legacy Terran Orbital Equity Holders have the right to receive upon the settlement of outstanding vested and unvested restricted stock unit awards granted under the Plan upon satisfaction of certain conditions; (d) up to 8,420,569 outstanding shares (the “Outstanding Debt Provider Shares”; and, together with the Outstanding PIPE Shares, the Outstanding Founder Shares and the Outstanding Terran Orbital Equity Shares, the “Outstanding Shares”) of Common Stock issued in a private placement to certain Selling Securityholders that are debt holders pursuant to the Stock and Warrant Purchase Agreement, dated as of March 25, 2022, by and among the Company and the Selling Securityholders named therein (the “Debt Provider Warrants Purchase Agreement”); and (e) up to 4,746,835 shares (the “Insider PIPE Investor Fee Shares”) of Common Stock issuable at the Company’s option to the Staton Orbital Family Limited Partnership (the “Insider PIPE Investor”) in satisfaction of cash amounts otherwise payable pursuant to and in accordance with the terms of the Subscription Agreement, dated as of October 28, 2021, by and between the Company and the Insider PIPE Investor (the “Insider PIPE Investor Subscription Agreement” and, together with the Warrant Instruments referred to below, the “Instruments”); (3) by the Sponsor or another Selling Securityholder of up to 7,800,000 warrants (the “Private Placement Warrants”; and, together with the Public Warrants and the Public and Private Warrant Agreement, the “NY Warrant Instruments”) issued in a private placement pursuant to the Private Placement Warrants Purchase Agreement, dated as of March 4, 2021, by and between the Company and the Sponsor); and (4) by certain Selling Securityholders that are debt holders of up to 11,055,606 warrants (the “Debt Provider Warrants”; and, together with the Public Warrants and the Private Placement Warrants, the “Warrants”; and, together with the NY Warrant Instruments, the “Warrant Instruments”) issued in a private placement pursuant to the Debt Provider Warrants Purchase Agreement. The Warrant Shares, the Insider PIPE Investor Fee Shares, the Plan Shares, the Outstanding Shares, the Private Placement Warrants and the Debt Provider Warrants are collectively referred to herein as the “Securities.” The Securities may be issued and sold or delivered from time to time as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein and supplements to the prospectus pursuant to Rule 415 under the Act. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to

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us as conformed, certified or reproduced copies. We have also assumed that the Public Warrants and the Private Placement Warrants have been duly countersigned by the Warrant Agent and that each of the Instruments has been duly authorized, executed and delivered by each of the parties thereto (other than the Company) and is a valid and binding obligation of the parties thereto (other than, solely in the case of the NY Warrant Instruments, the Company), enforceable against such parties in accordance with its terms. We have further assumed that (i) upon issuance of the Public Warrant Shares upon exercise of the Public Warrants pursuant to the Public and Private Warrant Agreement, valid book-entry notations for the issuance of the Public Warrant Shares in uncertificated form will have been duly made in the share register of the Company; (ii) upon issuance of the Private Placement Warrant Shares upon exercise of the Private Placement Warrants pursuant to the Public and Private Warrant Agreement, valid book-entry notations for the issuance of the Private Placement Warrant Shares in uncertificated form will have been duly made in the share register of the Company; (iii) upon issuance of the Debt Provider Warrant Shares upon exercise of the Debt Provider Warrants pursuant to the Debt Provider Warrants, valid book-entry notations for the issuance of the Debt Provider Warrant Shares in uncertificated form will have been duly made in the share register of the Company; (iv) prior to each issuance of the Insider PIPE Investor Fee Shares at the Company’s option, the Company has taken all necessary corporate action to authorize and approve the issuance of such Insider PIPE Investor Fee Shares in accordance with the terms of the Insider PIPE Investor Subscription Agreement, and, upon issuance of the Insider PIPE Investor Fee Shares pursuant to the Insider PIPE Investor Subscription Agreement, valid book-entry notations for the issuance of the Insider PIPE Investor Fee Shares in uncertificated form will have been duly made in the share register of the Company; (v) each award agreement setting forth the terms of each award of the Option Plan Shares or the RSU Plan Shares is consistent with the Plan and has been duly authorized, executed and delivered by parties thereto and, upon issuance of the Plan Shares upon payment therefor in accordance with the terms of the Plan and the applicable award agreement, valid book-entry notations for the issuance of the Plan Shares in uncertificated form will have been duly made in the share register of the Company; (vi) at the time of each issuance of Warrant Shares, Insider PIPE Investor Fee Shares and Plan Shares, there will be sufficient shares of Common Stock authorized for issuance under the Company’s certificate of incorporation, as amended, that have not otherwise been issued or reserved or committed for issuance; (vii) the exercise price per share of the applicable Warrant is not less than the par value of the applicable Warrant Shares issuable upon exercise thereof; (viii) the price per share paid for the Plan Shares issued pursuant to the Plan is not less than the par value of the Plan Shares; and (ix) the price per share paid for the Insider PIPE Investor Fee Shares issued pursuant to the Insider PIPE Investor Subscription Agreement is not less than the par value of the Insider PIPE Investor Fee Shares. As to various questions of fact relevant to this letter, we have relied, without independent investigation, upon certificates of public officials and certificates of officers of the Company, all of which we assume to be true, correct and complete.

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Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that:

1.    The Outstanding Shares have been duly authorized, validly issued, fully paid and non-assessable.

2.    When issued and delivered upon exercise of the Public Warrants in accordance with the terms of the Public and Private Warrant Agreement, the Public Warrant Shares will be duly authorized, validly issued, fully paid and non-assessable.

3.    When issued and delivered upon exercise of the Private Placement Warrants in accordance with the terms of the Public and Private Warrant Agreement, the Private Placement Warrant Shares will be duly authorized, validly issued, fully paid and non-assessable.

4.    When issued and delivered upon exercise of the Debt Provider Private Warrants in accordance with the terms of the Debt Provider Warrants, the Debt Provider Warrant Shares will be duly authorized, validly issued, fully paid and non-assessable.

5.    When the Plan Shares have been issued and delivered upon payment therefor in accordance with the terms of the Plan and the applicable option award agreement or restricted stock unit award agreement, the Plan Shares will be duly authorized, validly issued, fully paid and non-assessable.

6.    When the Insider PIPE Investor Fee Shares have been issued and delivered in satisfaction of cash amounts otherwise payable pursuant to and in accordance with the terms of the Insider PIPE Investor Subscription Agreement, the Insider PIPE Investor Fee Shares will be duly authorized, validly issued, fully paid and non-assessable.

7.    The Private Placement Warrants are valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.	We express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware and the laws of the State of New York.

B.

The matters expressed in this letter are subject to and qualified and limited by (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and

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remedies generally; (ii) general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief (regardless of whether considered in a proceeding in equity or at law); and (iii) securities laws and public policy underlying such laws with respect to rights to indemnification and contribution.

C.

This opinion letter is limited to the matters expressly stated herein and no opinion is to be inferred or implied beyond the opinion expressly set forth herein. We undertake no, and hereby disclaim any, obligation to make any inquiry after the date hereof or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company or any other person or any other circumstance.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ AKIN, GUMP, STRAUSS, HAUER, & FELD LLP

AKIN, GUMP, STRAUSS, HAUER, & FELD LLP